Exhibit 4.35
REDACTED COPY
Certain identified confidential information has been redacted from this exhibit because both (i) it is customarily and actually treated as private or confidential and (ii) it is not material. Confidential portions of this Exhibit are designated by [*****].
AWS CLOUD AGREEMENT
By this private instrument, on one side, PAGSEGURO INTERNET S.A., company headquartered in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, No. 1384, 4º andar - Parte A, Jardim Paulistano, Brasil, CEP 01451-001, enrolled with the Brazilian Corporate Taxpayers’ Registry of the Ministry of Finance (“CNPJ/MF”) under No. [*****], hereinafter simply referred to as “CLIENT” and UOL DIVEO TECNOLOGIA LTDA., headquartered at Alameda Barão de Limeira, 425, 1 andar, São Paulo/SP, enrolled with the CNPJ/MF under No. [*****], hereinafter simply referred to as “UOL DIVEO”, and both are part of the same economic group of UNIVERSO ONLINE (UOL), represented pursuant to its corporate acts, hereby decided to enter into this Agreement (“Agreement”), pursuant to the following clauses and conditions:
1.The CLIENT hereby contracts UOL DIVEO, which is a resale partner of the company AMAZON WEB SERVICES, INC. (AWS) in Brazil, with the purpose of acquiring AWS CLOUD and AWS TECHNICAL SUPPORT services. The CLIENT hereby REPRESENTS to ACKNOWLEDGE AND AGREE that the provision of the scope and/or AWS Services shall be promptly considered and, starting at the execution date hereof.
1.1 The contracts shall be carried out through the acceptance of Technical and/or Business Proposal executed by the legal representatives of the parties, where the form of contract, effectiveness, PTAX and other commercial conditions shall be set.
2.The CLIENT represents to acknowledge that the AWS CLOUD and AWS TECHNICAL SUPPORT services are provided by AWS. Upon execution hereof, the CLIENT REPRESENTS and ACKNOWLEDGES that the AWS CLOUD and AWS TECHNICAL SUPPORT services are subject to the terms of the AWS’ access and use license (“AWS License Terms”), which are characterized as an independent agreement between the CLIENT and AWS, with its current version available at https://s3-us-west-2.amazonaws.com/legal-reseller/AWS+Reseller+Customer+License+Terms.pdf. Moreover, the CLIENT REPRESENTS and ACKNOWLEDGES that: (i) in order to access and/or use the services, the CLIENT must expressly agree with the AWS License Terms; (ii) the CLIENT read and understood all clauses and conditions of the AWS License Terms, and it is fully aware of all restrictions and limitations provided by AWS for the provision of the services; (iii) the AWS License Terms may be amended by AWS at any time, and it is recommended for the CLIENT to frequently check AWS website.
3.The services contracted herein may only be used for the CLIENT’s internal business operations, which are subject to the AWS License Terms and to other AWS conditions and policies, as well as the provisions herein, and the CLIENT must not resale AWS services.
4.In compliance with the provisions above, the CLIENT represents to acknowledge that UOL DIVEO is only the reseller of AWS services. By virtue of the abovementioned, the CLIENT accepts and agrees that UOL DIVEO, as it is the solution’s reseller, is not responsible for delays in the delivery or unavailability of services.
5.UOL DIVEO does not offer any guarantee on services contracted from AWS. The CLIENT acknowledges that UOL DIVEO is only a reseller of AWS services and, thus, UOL DIVEO is not liable for the quality/guarantee/support/outcome/efficiency of those services. UOL DIVEO is not responsible for the accuracy or completeness of the information on AWS services, and UOL DIVEO is HELD HARMLESS FROM ANY REPRESENTATIONS, WARRANTIES AND LIABILITIES OF ANY KIND, CONCERNING INFORMATION ON AWS SERVICES. UOL DIVEO recommends the CLIENT to confirm any information on AWS services before its use for any purpose. All information on AWS services are subject to changes without prior notice. UOL DIVEO is not responsible for typographical errors, or any other errors or omissions in relation to AWS services.
[*****] Confidential information redacted.

6.In addition to the AWS CLOUD services and AWS TECHNICAL SUPPORT to be provided by AWS, UOL DIVEO may provide supplementary support services to the CLIENT, if so established in the Business/Technical Proposal. The CLIENT represents to acknowledge that, if UOL DIVEO’s supplementary support services are contracted, the services are only accessories to the services provided by AWS, limited to the management of the CLIENT’s account with AWS, as well as the provision of information and guidance on the consumption and billing of AWS services. By virtue of the abovementioned, the provision of any of those supplementary support services by UOL DIVEO does not constitute change to the constitution of this agreement, especially concerning the limitation of liability of UOL DIVEO only as a reseller of AWS services, pursuant to these General Conditions.
7.This instrument shall become effective on the date of execution hereof, for a [*****].
8.The Parties agree that the conditions related to the termination, price adjustment through the energy level and SLA shall be governed by the agreement with similar purpose executed by UOL and UOL DIVEO.
9.Except for the obligation to pay, no party shall be liable for the failure to comply with its obligations hereunder due to reasons beyond their control (e.g., Acts of God or Force Majeure, operational interruption, human or natural disasters, epidemics, shortage of material, strikes, criminal acts, delay in the delivery or transportation of the products by the manufacturer or the inability to obtain workforce or material through its regular sources).
10.The CLIENT acknowledges and agrees that it will comply with the specifications of the manufacturer or supplier of the products and/or services. The use of products and/or services in cases of critical security nature or similar, where any failure of the products and/or services that occurs may result in harm, death or severe damage to the CLIENT’s or third party’s movable or immovable property, is prohibited. If the CLIENT uses or sales products and/or services to be used in any of those cases or no longer complies with the manufacturer’s or supplier’s specifications, the CLIENT must be fully liable for the consequences of its acts.
11. The CLIENT represents and accepts that the entire scope included in the solution is exclusively for the use by the CLIENT within AWS environment, and they be used in compliance with the rights and rules set by AWS at https://aws.amazon.com/pt/agreement/, subject to the penalty of the CLIENT being liable for any damages caused, having the scope interrupted/blocked.
12. The CLIENT hereby represents and acknowledges that certain products, services, technologies and documentation sold by UOL DIVEO shall be subject to the UE and USA export or re-export control laws. The CLIENT must comply with said legislation and the CLIENT undertakes to obtain and bear all costs of attainment for all and any license, permit or authorization required if the CLIENT wishes to export or re-export such products and/or services.
13.The CLIENT represents and acknowledges that it will not export or re-export products, services, technologies and documentations sold by UOL DIVEO to countries or entities where those operations are prohibited, including any countries or entities with sanction and embargo imposed by the United Nations (UN), U.S. Department of the Treasury or U.S. Department of State. Moreover, the CLIENT shall not use the Products, technologies and documentation sold by UOL DIVEO in the development or manufacturing or nuclear, chemical or biological weapons, or missile systems with the capacity to launch those weapons, neither in the development of weapons of mass destruction.
14.The products and services, including the software or similar intellectual property, are subject to the rights of applicable third parties, such as patents, copyrights and/or user licenses, and the CLIENT represents and accepts that it must comply with those, subject to the penalty of being liable for damages and losses.

15. The CLIENT represents and accepts that it is fully and exclusively responsible for the development, content, operation and use of the products and/or services hereunder.
16. The CLIENT represents and accepts that it is responsible for the setup and use of the products and/or services provided, and for taking the precautions in order to keep the proper security, protection and backup of their content, hereby holding UOL DIVEO harmless from any claim in this regard.

17.The CLIENT acknowledges and agrees that [*****].

18.The CLIENT hereby represents to acknowledge and to agree that the scope provided by UOL DIVEO may have its characteristics and features changed or terminated at any time by AWS, which shall not result in liens to UOL DIVEO.
19.The CLIENT may not remove, change or omit any notice of copyrights, trademarks or any other notices related to ownership rights that are included or displayed in the products and/or services licensed by AWS.
20. The CLIENT cannot use reverse engineering, decompile, nor disassemble the licensed products and/or services, except to the limit that such activity is expressly permitted by the AWS License Terms and applicable law.
21. The services are provided for the use during the contracted period and for the restricted use by the CLIENT. All rights and ownership of intellectual property related to the services and the elements comprising them are owned by AWS and its suppliers. The services licensed by AWS are protected by copyright laws and copyright international treaties, as well as other international laws and treaties related to intellectual property. The ownership, access or use of the products to the CLIENT does not transfer the ownership on any services provided or any rights to the intellectual property.

22.The CLIENT agrees (i) to comply with all local, domestic and international laws and regulations governing the internet use; (ii) to have read and to comply with the “Use Policy” available at UOL DIVEO website (http://www.uoldiveo.com), which prohibits certain activities, such as (a) to obtain or to try to obtain unauthorized access to other account, host or network (hacker), and (b) to distribute, apply or send messages to entities that do not expressly ask for those messages (also known in the market as spamming).

23. The CLIENT hereby represents to accept the terms of these General Conditions, ratifying that it is fully aware that AWS Cloud and Technical Support, which are the scope of the agreement, shall be directly provided by AWS.

24. The CLIENT agrees that, upon execution of this instrument, the CLIENT accepts all of its terms and conditions, and that the instrument constitutes a net and definite executive enforceable title, and it may be executed by UOL DIVEO in the event of breach.
25. The CLIENT may not transfer the responsibilities and rights acquired upon the execution of this Agreement without prior consent in writing from UOL DIVEO. This Amendment binds the successors and assigns, on any account.
26. UOL DIVEO and the CLIENT are independent contracting parties and they agree that this relationship does not constitute a ‘joint venture’, representation or partnership.
27. If any term/condition becomes null or void, the other terms and conditions shall remain in force.

28. For purposes of verifying the compliance, the CLIENT agrees to keep for up to [*****], all books and full, accurate and sufficient registration in order to verify the CLIENT’s compliance with this Agreement, whether by UOL DIVEO or the licensor.

The audit request shall be preceded by notice submitted at least [*****] in advance, and the [*****]. Upon verification of breach by the CLIENT of the agreement’s terms, UOL DIVEO and/or the licensor shall notify the CLIENT about the breach within [*****] from the receipt of the notice, and the CLIENT must [*****].
29. Except for payment default actions or violation of AWS intellectual property rights, no action, regardless of the form, arising from or related to the Agreement shall be shall be interposed by either party after [*****] from the date the date of occurrence of the action.

30. This instrument shall be governed, construed and executed pursuant to the Brazilian laws. The Parties hereby elect the courts of the Judicial District of São Paulo, State of São Paulo, to settle any disputes that may arise out of this Agreement, to the express waiver of any other, however privileged it may be.
In witness whereof, the Parties execute this Agreement in two (2) counterparts of equal content, in the presence of two witnesses.

São Paulo, January 1st, 2017.
UOL DIVEO TECNOLOGIA LTDA.
___________________________
Name: Rogildo Torquato Landim
ID No.: [*****]
__________________________
Name: Renato Bertozzo Duarte
CPF: [*****]
PAGSEGURO INTERNET S.A.
______________________________
Name:    Renato Bertozzo Duarte
ID No.: CPF: [*****]
____________________________
Name: Marcelo Ivaldo da Silva
CPF: [*****]

WITNESSES:

Name:	Name:
ID No.:	ID No.:

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